Merchants Bancshares, Inc. Announces Dividend and First Quarter 2015 Results

SOUTH BURLINGTON, Vt., April 27, 2015 /PRNewswire/ -- Merchants Bancshares, Inc. (NASDAQ: MBVT), the parent company of Merchants Bank, today announced net income of $3.34 million, or $0.53 per basic and diluted share for the first quarter of 2015. This compares to net income of $3.40 million, or $0.54 per basic and diluted share for the first quarter of 2014. The return on average assets was 0.78% for the three months ended March 31, 2015, compared to 0.81% for the same period in 2014. The return on average equity was 10.56% for the three months ended March 31, 2015, compared to 11.31% for the same period in 2014. Merchants Bancshares' Board of Directors approved a dividend of $0.28 per share, payable May 25, 2015, to shareholders of record as of May 11, 2015.

"Last quarter we commented on our commitment to grow our company and capitalize on the investments we made in 2014. The first quarter of 2015 demonstrates good progress on a number of fronts that should enable us to build performance throughout 2015 and 2016," commented Michael R. Tuttle, Merchants Bancshares' President and Chief Executive Officer.

"We are encouraged by two consecutive quarters of steady loan growth. Deploying cash into loans provides a significant income opportunity. The growth in loans, combined with good expense control and growth in several non-interest income categories will benefit our results going forward," added Geoffrey R. Hesslink, Merchants Bank's President and Chief Executive Officer.

Ending loan balances at March 31, 2015 were $1.20 billion, an increase of $18 million over ending loan balances at December 31, 2014. Commercial and commercial real estate loan balances increased $18 million and $7 million, respectively, while residential loans decreased $8 million. The year to date annualized loan growth is 6.03%.

The following table summarizes the components of the loan portfolio as of the periods indicated:

(In thousands)	March 31, 2015	December 31, 2014	March 31, 2014
Commercial, financial and agricultural	$ 195,782	$ 177,597	$ 190,840
Municipal loans	91,410	94,366	93,176
Real estate loans - residential	461,459	469,529	482,775
Real estate loans - commercial	419,500	412,447	372,155
Real estate loans - construction	28,512	23,858	27,567
Installment Loans	3,454	4,504	4,993
All other loans	53	33	231
Total Loans	$ 1,200,170	$ 1,182,334	$ 1,171,737

Exceptionally strong credit quality supports a zero provision for credit losses during the first quarter of 2015 and the fourth quarter of 2014, compared to a $100 thousand provision for credit losses during the three months ended March 31, 2014. Nonperforming loans were 0.11% of total loans at March 31, 2015, compared to 0.07% of total loans at December 31, 2014 and 0.09% of total loans at March 31, 2014. Accruing loans past due 31-90 days were 0.02% of total loans at March 31, 2015.

The average investment portfolio for the first quarter of 2015 was $366 million, a decrease of $21 million from average balances for the first quarter of 2014, and an increase of $25 million on a linked quarter basis from December 31, 2014. The ending balance in the investment portfolio at March 31, 2015 was $388 million, compared to $373 million at March 31, 2014 and $346 million at December 31, 2014.

Total deposits at March 31, 2015 were $1.33 billion, $21 million higher than balances at December 31, 2014 and $4 million higher than balances at March 31, 2014. Quarterly average deposit balances increased by $14 million to $1.33 billion, a 1% increase over quarterly averages for the first quarter of 2014. Securities sold under agreement to repurchase, which represent collateralized customer accounts, were $206 million at March 31, 2015, a reduction of $52 million from $258 million at December 31, 2014, and an increase of $24 million from balances at March 31, 2014.

Merchants Bancshares' shareholders' equity and capital ratios remain strong. Shareholders equity ended the quarter at $128.46 million, and the book value per share increased by $0.41 to $20.30 per share at March 31, 2015 from $19.89 at December 31, 2014. Effective January 1, 2015, Merchants Bancshares' adopted the Basel III Capital Rules which added a new risk weighted capital measure Common Equity Tier 1 (CET1). At March 31, 2015 CET1 was 13.65%. At March 31, 2015, the tier 1 leverage ratio increased to 8.83%, total risk-based capital ratio increased to 16.97% and the tangible capital ratio increased to 7.58% from 8.76%, 16.95% and 7.30%, respectively, at December 31, 2014.

Merchants Bancshares' taxable equivalent net interest income was $12.06 million for the three months ended March 31, 2015, compared to $12.36 million for the same period in 2014, and $12.02 million for the quarter ended December 31, 2014. The taxable equivalent net interest margin for the three months ended March 31, 2015 was 2.95%, an increase of two basis points from 2.93% at the fourth quarter of 2014 and a decrease of 15 basis points from 3.10% at March 31, 2014. The margin compression from the first quarter of 2014 was partially due to higher cash balances which negatively affected the margin by four basis points.

Total noninterest income for the first quarter of 2015 was $2.67 million, a decrease of $240 thousand compared to the first quarter of 2014. In the first quarter of 2014, Merchants Bancshares' realized a gain on sale of investment securities of $126 thousand. Excluding this gain, total noninterest income decreased by $114 thousand compared to the first quarter of 2014. This decrease in noninterest income is primarily attributable to a decline in overdraft fee income, partially offset by increases in service charges, debit cards, and trust fees. Merchants Trust division income for the quarter increased from the quarter ended March 31, 2014 by $43 thousand and increased $39 thousand from the quarter ended December 31, 2014, as trust division assets under management have continued to show strong growth and now total $659 million.

Total noninterest expense for the first quarter of 2015 was flat from the first quarter of 2014 after excluding conversion costs and down $303 thousand from the linked quarter excluding conversion and severance costs. The decrease from the fourth quarter 2014 is primarily attributable to a reduction in marketing and employment vacancies.

Merchants Bancshares' effective tax rate was 21% for the three months ended March 31, 2015, compared to 20% for the quarter ended December 31, 2014, and 24% for the three months ended March 31, 2014. The decrease in the effective tax rate from the first quarter 2014 is due to additional low income housing tax credits.

Michael R. Tuttle, Merchants Bancshares, Inc.'s President and Chief Executive Officer, Geoffrey R. Hesslink, Merchants Bank's President and Chief Executive Officer, and Thomas J. Meshako, Merchants' Senior Vice President and Chief Financial Officer, will host a conference call to discuss these earnings results, business and outlook at 10:00 a.m. Eastern Time on Tuesday, April 28, 2015. Interested parties may participate in the conference call by dialing U.S. number (866) 218-2405, Canada number (855) 669-9657, or international number (412) 902-4124. The title of the call is Merchants Bancshares, Inc. Q1 2015 Earnings Call. Participants are asked to call a few minutes prior to register. A replay will be available until 12:01 a.m. Eastern Time on Wednesday, May 6, 2015. The U.S. replay dial-in telephone number is (877) 344-7529. The Canada replay telephone number is (855) 669-9658, the international replay telephone number is (412) 317-0088. The replay access code for all replay telephone numbers is 10057185. Additionally, a recording of the call will be available on Merchants website at www.mbvt.com

Established in 1849, Merchants Bank is the largest Vermont-based bank, independently and locally operated. Consumer, business, municipal and investment customers enjoy personalized relationships, sophisticated online and mobile banking options, and 32 branches statewide. Merchants Bank (Member FDIC, Equal Housing Lender, NASDAQ "MBVT") and Merchants Trust Company employ approximately 287 full-time employees and 29 part-time employees statewide, and have earned several "Best Places to Work in Vermont" awards. American Banker ranks Merchants Bank a "Top 200" in America among 851 peers. www.mbvt.com

Non-GAAP Financial Measure. In addition to results presented in accordance with generally accepted accounting principles ("GAAP"), this press release contains certain non-GAAP financial measures. In several places net interest income is presented on a fully taxable equivalent basis. Specifically included in interest income was tax-exempt interest income from certain tax-exempt loans. An amount equal to the tax benefit derived from this tax exempt income is added back to the interest income total, to produce net interest income on a fully taxable equivalent basis. The amount added back was $504 thousand for the three months ended March 31, 2015, $533 thousand for the same period in 2014 and $511 thousand for the linked quarter. An additional non-GAAP financial measure Merchants Bancshares' uses is the tangible equity ratio. Because Merchants Bancshares' has no intangible assets, the tangible equity is the same as the book equity. Merchants Bancshares' believes that the supplemental non-GAAP information is utilized by regulators and market analysts to evaluate a company's financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

Information About Pending Transaction. This communication does not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities.

On April 27, 2015, Merchants Bancshares, Inc. announced the proposed acquisition of NUVO Bank & Trust Company ("NUVO"), headquartered in Springfield, Massachusetts, pursuant to an Agreement and Plan of Merger dated as of April 27, 2015. Completion of the transaction is expected in the fourth quarter of 2015, subject to satisfaction of customary closing conditions, including the approval of NUVO's shareholders and receipt of required regulatory approvals. The proposed transaction will be submitted to the shareholders of NUVO for their consideration at a special meeting later this year. Merchants will file with the Securities and Exchange Commission a Registration Statement on Form S-4 that will include a proxy statement of NUVO, which will also constitute a prospectus of Merchants. Investors and security holders are urged to read the registration statement and the proxy statement/prospectus regarding the proposed merger when it becomes available, as well as other documents filed with the SEC, because they will contain important information about the merger and the parties to the transaction. You may obtain a free copy of the proxy statement/prospectus (when available) and other related documents filed by Merchants with the SEC at the SEC's website at www.sec.gov. You will also be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Merchants on its website, at www.mbvt.com.

Copies of the proxy statement/prospectus can be obtained without charge, when available, by directing a request to Merchants Bancshares, Inc., 275 Kennedy Drive, P.O. Box 1009, South Burlington, VT 05402, or to NUVO Bank & Trust Company, 1500 Main Street, P.O. Box 15209, Springfield, Massachusetts 01115-5209.

Certain statements contained in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These statements, which are based on certain assumptions and describe Merchants Bancshares' future plans, strategies and expectations, can generally be identified by the use of the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect," "target" and similar expressions. Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results. Actual results could differ materially from those projected in the forward-looking statements as a result of, among others, weakness in general, national, regional or local economic conditions, the performance of the investment portfolio, quality of credits or the overall demand for services; changes in loan default and charge-off rates which could affect the allowance for credit losses; declines in the equity and financial markets; reductions in deposit levels which could necessitate increased and/or higher cost borrowing to fund loans and investments; declines in mortgage loan refinancing, equity loan and line of credit activity which could reduce net interest and non-interest income; changes in the domestic interest rate environment and inflation; changes in the carrying value of investment securities and other assets; misalignment of interest-bearing assets and liabilities; increases in loan repayment rates affecting interest income and the value of mortgage servicing rights; changing business, banking, or regulatory conditions or policies, or new legislation affecting the financial services industry that could lead to changes in the competitive balance among financial institutions, restrictions on bank activities, changes in costs (including deposit insurance premiums), increased regulatory scrutiny, declines in consumer confidence in depository institutions, or changes in the secondary market for bank loan and other products; and changes in accounting rules, federal and state laws, IRS regulations, and other regulations and policies governing financial holding companies and their subsidiaries which may impact Merchants Bancshares' ability to take appropriate action to protect financial interests in certain loan situations.

You should not place undue reliance on forward-looking statements, and are cautioned that forward- looking statements are inherently uncertain. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, which are included in more detail in the Annual Report on Form 10-K, as updated by Quarterly Reports on Form 10-Q and other filings submitted to the Securities and Exchange Commission. Merchants Bancshares' does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Contact: Jodi Bachand, Merchants Bank, at (802) 865-1807

Merchants Bancshares, Inc.
Financial Highlights (unaudited)
(Dollars in thousands except share and per share data)

	March 31,	December 31	March 31,	December 31
	2015	2014	2014	2013
Balance Sheets - Period End
Total assets	$ 1,694,985	$ 1,723,464	$ 1,662,045	$ 1,725,469
Loans	1,200,170	1,182,334	1,171,737	1,166,233
Allowance for loan losses ("ALL")	11,989	11,833	12,174	12,042
Net loans	1,188,181	1,170,501	1,159,563	1,154,191
Investments-available for sale, taxable	248,987	203,473	214,957	252,513
Investments-held to maturity, taxable	134,245	138,421	150,382	140,826
Federal Home Loan Bank ("FHLB") stock	4,378	4,378	7,496	7,496
Cash and due from banks	25,627	23,745	31,130	30,434
Interest earning cash and other short-term investments	42,292	130,714	45,354	85,037
Bank owned life insurance	10,372	10,311	10,080	10,000
Other assets	40,903	41,921	43,083	44,972
Non-interest bearing deposits	583,486	566,366	271,704	266,299
Savings, interest bearing checking and money market accounts	541,878	530,722	770,980	752,171
Time deposits	204,433	211,684	283,373	305,106
Total deposits	1,329,797	1,308,772	1,326,057	1,323,576
Securities sold under agreement to repurchase, short-term	206,386	258,464	182,647	250,314
Other long-term debt	2,300	2,320	2,382	2,403
Junior subordinated debentures issued to
unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	7,422	7,468	8,102	8,946
Shareholders' equity	128,461	125,821	122,238	119,611

Balance Sheets - Quarter-to-Date Averages
Total assets	$ 1,718,309	$ 1,692,286	$ 1,678,407	$ 1,685,103
Loans	1,187,278	1,163,776	1,167,067	1,169,935
Allowance for loan losses	11,892	12,079	12,117	12,256
Net loans	1,175,386	1,151,697	1,154,950	1,157,679
Investments-available for sale, taxable	225,277	196,557	236,120	265,667
Investments-held to maturity, taxable	136,404	140,339	143,716	137,319
FHLB stock	4,378	4,378	7,490	7,496
Cash and due from banks	25,478	26,476	28,164	29,626
Interest earning cash and other short-term investments	102,394	124,913	59,516	47,624
Bank owned life insurance	10,334	10,270	10,029	109
Other assets	38,658	37,657	38,422	39,583
Non-interest bearing deposits	582,573	558,960	263,120	267,838
Savings, interest bearing checking and money market accounts	540,846	529,189	759,068	744,634
Time deposits	207,849	220,114	294,753	310,817
Total deposits	1,331,268	1,308,263	1,316,941	1,323,289
Short-term borrowings	-	-	-	198
Securities sold under agreement to repurchase, short-term	230,113	228,080	209,589	212,313
Other long-term debt	2,307	2,327	2,389	2,409
Junior subordinated debentures issued to
unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	7,708	7,139	8,564	9,297
Shareholders' equity	126,294	125,858	120,305	116,978
Earning assets	1,655,731	1,629,963	1,613,909	1,628,041
Interest bearing liabilities	1,001,734	1,000,329	1,286,418	1,290,990

Ratios and Supplemental Information - Period End
Book value per share	$ 21.26	$ 20.91	$ 20.27	$ 19.94
Book value per share (1)	$ 20.30	$ 19.89	$ 19.33	$ 18.93
Tier I leverage ratio	8.83%	8.76%	8.57%	8.44%
Total risk-based capital ratio (3)	16.97%	16.95%	16.40%	16.12%
Tangible capital ratio (2)	7.58%	7.30%	7.35%	6.93%
Common equity tier one capital ratio (3)	13.65%
Period end common shares outstanding (1)	6,328,818	6,327,226	6,320,531	6,318,708

Credit Quality - Period End
Nonperforming loans ("NPLs")	$ 1,298	$ 791	$ 1,006	$ 906
Nonperforming assets ("NPAs")	$ 1,298	$ 791	$ 1,091	$ 1,015
NPLs as a percent of total loans	0.11%	0.07%	0.09%	0.08%
NPAs as a percent of total assets	0.08%	0.05%	0.07%	0.06%
ALL as a percent of NPLs	924%	1496%	1210%	1329%
ALL as a percent of total loans	1.00%	1.00%	1.04%	1.03%

(1) This book value and period end common shares outstanding includes 285,832, 308,670, 294,672; and 319,854 Rabbi Trust shares for the periods noted above, respectively.

(2)  The tangible capital ratio is calculated by dividing tangible equity by tangible assets.  Because we have no intangible assets, our tangible shareholder's equity is the same as our shareholder's equity.

(3) Effective January 1, 2015, calculated in accordance with Basel III capital rules.

Merchants Bancshares, Inc. Financial Highlights (unaudited) (Dollars in thousands except share and per share data)

	For the Three Months Ended
	March 31,	December 31	March 31,
	2015	2014	2014
Operating Results
Interest income
Interest and fees on loans	$ 10,623	$ 10,655	$ 10,762
Interest and dividends on investments	1,983	1,902	2,253
Total interest and dividend income	12,606	12,557	13,015
Interest expense
Deposits	701	732	902
Securities sold under agreement to repurchase and other short-term borrowings	155	111	92
Long-term debt	197	202	197
Total interest expense	1,053	1,045	1,191
Net interest income	11,553	11,512	11,824
Provision for credit losses	-	-	100
Net interest income after provision for credit losses	11,553	11,512	11,724
Noninterest income
Trust division income	895	856	852
Service charges on deposits	340	392	317
Debit card income, net	693	645	621
Overdraft income	446	554	627
Other noninterest income	296	356	493
Total noninterest income	2,670	2,804	2,910
Noninterest expense
Compensation and benefits	5,048	5,534	4,923
Occupancy and equipment expenses	1,909	2,201	2,140
Legal and professional fees	442	549	638
Mobile & internet banking	386	390	406
Core processing expense	406	355	-
Marketing expenses	152	294	243
State franchise taxes	286	339	377
FDIC insurance	218	207	216
Conversion costs	-	489	171
Other noninterest expense	1,160	848	1,041
Total noninterest expense	10,007	11,206	10,154
Income before provision for income taxes	4,216	3,111	4,480
Provision for income taxes	880	608	1,077
Net income	$ 3,336	$ 2,503	$ 3,403

Ratios and Supplemental Information
Weighted average common shares outstanding	6,328,623	6,330,244	6,320,349
Weighted average diluted shares outstanding	6,342,490	6,347,281	6,326,745
Basic earnings per common share	$ 0.53	$ 0.40	$ 0.54
Diluted earnings per common share	$ 0.53	$ 0.39	$ 0.54
Return on average assets	0.78%	0.59%	0.81%
Return on average shareholders' equity	10.56%	7.95%	11.31%
Average yield on loans	3.80%	3.81%	3.93%
Average yield on investments	2.12%	2.12%	2.32%
Average yield of earning assets	3.21%	3.18%	3.40%
Average cost of interest bearing deposits	0.38%	0.39%	0.35%
Average cost of borrowed funds	0.57%	0.50%	0.51%
Average cost of interest bearing liabilites	0.43%	0.41%	0.37%
Net interest rate spread	2.78%	2.77%	3.03%
Net interest margin	2.95%	2.93%	3.10%
Net interest income on a fully taxable equivalent basis	$ 12,057	$ 12,023	$ 12,357
Net recoveries (charge-offs) to Average Loans	(0.03)%	(0.02)%	0.00%
Net recoveries (charge-offs)	$ (76)	$ (67)	$ 1
Efficiency ratio (1)	65.89%	65.46%	63.94%

(1) The efficiency ratio excludes amortization of intangibles, OREO expenses, gain/loss on sales of securities, state franchise taxes, and any significant nonrecurring items.
Note: As of March 31, 2015, Merchants Bank had off-balance sheet liabilities in the form of standby letters of credit to customers in the amount of $5.74 million.
Amounts reported for prior periods are reclassified, where necessary, to be consistent with the current period presentation.

Merchants Bancshares, Inc.
Financial Highlights (unaudited)
(Dollars in thousands except share and per share data)

Average Balance Sheet, Interest and Yield/Rate Analysis

	Three Months Ended
	March 31, 2015			December 31, 2014
		Interest			Interest
	Average	Income/	Average	Average	Income/	Average
(In thousands, fully taxable equivalent)	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS:
Loans, including fees on loans	$ 1,187,278	$ 11,127	3.80%	$ 1,163,776	$ 11,166	3.81%
Investments	366,059	1,910	2.12%	341,274	1,819	2.12%
Interest-earning deposits with banks and other short-term investments	102,394	73	0.29%	124,913	83	0.26%
Total interest earning assets	1,655,731	$ 13,110	3.21%	1,629,963	$ 13,068	3.18%
Allowance for loan losses	(11,892)			(12,079)
Cash and due from banks	25,478			26,475
Bank premises and equipment, net	15,387			15,729
Bank owned life insurance	10,334			10,270
Other assets	23,271			21,928
Total assets	$ 1,718,309			$ 1,692,286

LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing deposits:
Savings, interest bearing checking and money market accounts	$ 540,846	$ 367	0.28%	$ 529,188	$ 365	0.27%
Time deposits	207,849	334	0.65%	220,114	367	0.66%
Total interest bearing deposits	748,695	701	0.38%	749,302	732	0.39%
Securities sold under agreements to repurchase, short-term	230,113	155	0.27%	228,081	112	0.19%
Other long-term debt	2,307	12	2.11%	2,327	12	2.06%
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	185	3.59%	20,619	189	3.68%
Total borrowed funds	253,039	352	0.57%	251,027	313	0.50%
Total interest bearing liabilities	1,001,734	$ 1,053	0.43%	1,000,329	$ 1,045	0.41%
Noninterest bearing deposits	582,573			558,960
Other liabilities	7,708			7,139
Shareholders' equity	126,294			125,858
Total liabilities and shareholders' equity	$ 1,718,309			$ 1,692,286

Net interest earning assets	$ 653,997			$ 629,634

Net interest income (fully taxable equivalent)		$ 12,057			$ 12,023
Tax equivalent adjustment		(504)			(511)
Net interest income		$ 11,553			$ 11,512

Net interest rate spread			2.78%			2.77%

Net interest margin			2.95%			2.93%

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